Exhibit 99.2

Condensed Combined Consolidated Financial Information

The following unaudited pro forma condensed combined consolidated financial information is presented to illustrate the estimated effects of the business combination of Vistra Energy and Dynegy, which was completed on April 9, 2018, based on the historical financial position and results of operations of Vistra Energy and Dynegy. In the Merger, each issued and outstanding share of Dynegy common stock, other than shares held by Vistra Energy or any of its subsidiaries, held in treasury by Dynegy or held by a subsidiary of Dynegy was automatically converted into the right to receive 0.652 shares of Vistra Energy common stock.

The following unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2018 and the unaudited pro forma condensed combined consolidated statements of income (loss) for the three months ended March 31, 2018 and for the year ended December 31, 2017 (collectively the “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements”) are based on the historical financial statements of Vistra Energy (included in the Vistra 2018 Form 10-Q and 2017 Form 10-K, which are incorporated herein by reference) and the historical financial statements of Dynegy for the three months ended March 31, 2018 and for the year ended December 31, 2017, after giving effect to the Merger and the assumptions and adjustments described in the accompanying notes to these Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

The Unaudited Pro Forma Condensed Combined Consolidated Statements of Income (Loss) (the pro forma statements of income (loss)) for the three months ended March 31, 2018 and the year ended December 31, 2017, give effect to the Merger as if it was completed on January 1, 2017. Merger-related expenses are not included in the accompanying pro forma statement of income (loss), as they are non-recurring in nature. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet (the pro forma balance sheet) gives effect to the Merger as if it was completed on March 31, 2018. Therefore, the impact of estimated future Merger-related expenses is reflected in the pro forma balance sheet as an increase to other current liabilities and a decrease to retained earnings.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) or margin enhancements from operating efficiencies, synergies or other restructuring that could result from the Merger. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the pro forma financial statements. Transactions between Vistra Energy and Dynegy during the periods presented in the pro forma financial statements have been eliminated as if Vistra Energy and Dynegy were consolidated affiliates during the periods presented.

The Merger is accounted for in accordance with Accounting Standards Codification (ASC) 805, Business Combinations. Vistra Energy is considered to be the acquiring company for accounting purposes. The purchase price is based on the opening price of Vistra Energy common stock on April 9, 2018 of $19.87 and the exchange of Dynegy’s outstanding shares of common stock for the right to receive 0.652 of a share of Vistra Energy common stock.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements. Since the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements have been prepared based on preliminary estimates, the final amounts recorded at the date of the Merger may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed and the final purchase price. Additionally, Vistra is currently analyzing the changes in valuation inputs including forecasted market prices of electricity, natural gas, coal, capacity revenues, interest rates, changes to expected operating plans for certain assets, changes to regulatory requirements and other factors, and therefore the values of the assets and liabilities in these Unaudited Pro Forma Condensed Combined Consolidated Financial Statements may differ materially from the final fair values.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements have been presented for illustrative purposes only and are not necessarily indicative of results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of the combined company.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements should be read in conjunction with:

•	the accompanying notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements;

•
the historical unaudited condensed consolidated financial statements and related notes of Vistra Energy as of and for the three months ended March 31, 2018, included in Vistra Energy’s Quarterly Report on Form 10-Q;

•
the historical audited condensed consolidated financial statements and related notes of Vistra Energy as of and for the year ended December 31, 2017, included in Vistra Energy's Annual Report on Form 10-K;

•	the historical unaudited condensed consolidated financial statements and related notes of Dynegy as of and for the three months ended March 31, 2018 included as Exhibit 99.1;

•	the historical audited consolidated financial statements and related notes of Dynegy as of and for the year ended December 31, 2017, included in Dynegy's Annual Report on Form 10-K;

•	the Merger Form S-4 registration statement; and

•	other information contained in or incorporated by reference into this document.

VISTRA ENERGY UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME (LOSS) For the Three Months Ended March 31, 2018

	Historical Vistra Energy	Historical Dynegy, As Adjusted (A)	Pro Forma Adjustments		Pro Forma Combined
	(in millions, except per share amounts)
Operating revenues	$765	$1,321	$41	(C)(D)(E)	$2,127
Fuel, purchased power and delivery fees	(650)	(919)	(43)	(C)(E)	(1,612)
Operating costs	(194)	(258)	(10)	(D)(F)	(462)
Depreciation and amortization	(153)	(199)	(12)	(G)	(364)
Impairments	—	(6)	—	(H)	(6)
Selling, general and administrative expenses	(162)	(41)	6	(I)	(197)
Operating income (loss)	(394)	(102)	(18)		(514)
Other income and deductions, net	8	7	—		15
Interest expense and related charges	9	(116)	17	(J)	(90)
Impacts of Tax Receivable Agreement	(18)	—	5	(K)	(13)
Income (loss) before income taxes	(395)	(211)	4		(602)
Income tax (expense) benefit	89	1	45	(L)	135
Net income (loss)	(306)	(210)	49		(467)
Less: Net loss attributable to noncontrolling interest	—	(2)	—		(2)
Net income (loss) attributable to Vistra Energy	$(306)	$(208)	$49		$(465)
Weighted average shares of common stock outstanding:
Basic	428	167	(58)	(M)	537
Diluted	428	167	(58)	(M)	537
Net income (loss) per weighted average share of common stock outstanding:
Basic	$(0.71)	$(1.25)			$(0.87)
Diluted	$(0.71)	$(1.25)			$(0.87)

VISTRA ENERGY UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME (LOSS) For the Year Ended December 31, 2017

	Historical Vistra Energy	Historical Dynegy, As Adjusted (A)	Pro Forma Adjustments		Pro Forma Combined
	(in millions, except per share amounts)
Operating revenues	$5,430	$4,842	$237	(B)(C)(D)(E)	$10,509
Fuel, purchased power and delivery fees	(2,935)	(2,932)	(213)	(C)(E)	(6,080)
Operating costs	(973)	(995)	(12)	(D)(F)	(1,980)
Depreciation and amortization	(699)	(811)	(69)	(G)	(1,579)
Impairments	(25)	(148)	—	(H)	(173)
Gain (loss) on sale of assets, net	—	(122)	—	(H)	(122)
Selling, general and administrative expenses	(600)	(246)	26	(I)	(820)
Operating income (loss)	198	(412)	(31)		(245)
Other income and deductions, net	32	75	—	(H)	107
Reorganization items	—	494	—	(H)	494
Interest expense and related charges	(193)	(695)	78	(H)(J)	(810)
Impacts of Tax Receivable Agreement	213	—	35	(K)	248
Income (loss) before income taxes	250	(538)	82		(206)
Income tax (expense) benefit	(504)	610	(869)	(L)	(763)
Net income (loss)	(254)	72	(787)		(969)
Less: Net loss attributable to noncontrolling interest	—	(4)	—		(4)
Net income (loss) attributable to Vistra Energy	(254)	76	(787)		(965)
Less: Dividends on preferred stock	—	18	—		18
Net income (loss) attributable to common stockholders	$(254)	$58	$(787)		$(983)
Weighted average shares of common stock outstanding:
Basic	428	155	(46)	(M)	537
Diluted	428	162	(53)	(M)	537
Net income (loss) per weighted average share of common stock outstanding:
Basic	$(0.59)	$0.37			$(1.83)
Diluted	$(0.59)	$0.36			$(1.83)

VISTRA ENERGY UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET As of March 31, 2018

	Historical Vistra Energy	Historical Dynegy, As Adjusted (N)	Pro Forma Adjustments		Pro Forma Combined
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,379	$424	$—		$1,803
Restricted cash	59	—	—		59
Trade accounts receivable — net	463	430	—		893
Inventories	226	393	(62)	(O)	557
Commodity and other derivative contractual assets	404	45	133	(P)	582
Prepaid expense and other current assets	168	160	33	(P)	361
Total current assets	2,699	1,452	104		4,255
Restricted cash	500	—	—		500
Investments	1,232	125	—		1,357
Property, plant and equipment — net	4,850	8,737	478	(Q)(R)	14,065
Goodwill	1,907	772	(202)	(S)	2,477
Identifiable intangible assets — net	2,437	66	108	(Q)(T)	2,611
Commodity and other derivative contractual assets	169	55	22	(P)	246
Accumulated deferred income taxes	793	(6)	817	(V)	1,604
Other noncurrent assets	189	397	—		586
Total assets	$14,776	$11,598	$1,327		$27,701
LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due currently	$44	$62	$(4)	(W)	$102
Trade accounts payable	421	276	—		697
Commodity and other derivative contractual liabilities	595	371	135	(P)	1,101
Accrued taxes	117	45	—		162
Accrued interest	3	157	—		160
Asset retirement obligations	126	41	(4)	(X)	163
Other current liabilities	251	60	98	(Y)	409
Total current liabilities	1,557	1,012	225		2,794
Long-term debt, less amounts due currently	4,366	8,339	515	(W)	13,220
Commodity and other derivative contractual liabilities	386	93	20	(P)	499
Tax Receivable Agreement obligation	351	—	(25)	(Z)	326
Asset retirement obligations	1,817	274	47	(X)	2,138
Other noncurrent liabilities and deferred credits	239	196	39	(T)(U)	474
Total liabilities	8,716	9,914	821		19,451

VISTRA ENERGY UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET As of March 31, 2018

	Historical Vistra Energy	Historical Dynegy, As Adjusted (N)	Pro Forma Adjustments		Pro Forma Combined
	(in millions)
Equity:
Common stock	4	1	—	(AA)	5
Additional paid-in-capital	7,772	3,722	(1,475)	(AA)	10,019
Retained deficit	(1,700)	(2,059)	2,011	(AA)	(1,748)
Accumulated other comprehensive income (loss)	(16)	30	(30)	(AA)	(16)
Sub-total	6,060	1,694	506		8,260
Non-controlling interest	—	(10)	—		(10)
Total equity	6,060	1,684	506		8,250
Total liabilities and equity	$14,776	$11,598	$1,327		$27,701

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of Vistra Energy

A.
Financial information presented in the “Historical Dynegy, As Adjusted” columns in the “Unaudited Pro Forma Condensed Combined Consolidated Statements of Income (Loss)” represent the historical consolidated statements of operations of Dynegy for the three months ended March 31, 2018 and the year ended December 31, 2017. Such financial information has been reclassified to conform to the historical presentation in Vistra Energy’s consolidated statement of income (loss) as set forth below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Dynegy.

Three Months Ended March 31, 2018
	Before Reclassification	Reclassification Amount		After Reclassification
	(in millions)
Reclassification and classification of the unaudited pro forma condensed combined consolidated statements of income:
Other	1	(1)	(a)	—
Selling, general and administrative expenses	(42)	1	(a)	(41)
Earnings from unconsolidated investments	7	(7)	(b)	—
Other income and deductions, net	—	7	(b)	7
____________

(a)	Represents reclassification of $1 million from other to selling, general and administrative expenses.

(b)	Represents reclassification of $7 million from earnings from unconsolidated investments to other income and deductions, net.

Year Ended December 31, 2017
	Before Reclassification	Reclassification Amount		After Reclassification
	(in millions)
Reclassification and classification of the unaudited pro forma condensed combined consolidated statements of income:
Acquisition and integration costs	(57)	57	(c)	—
Selling, general and administrative expenses	(189)	(57)	(c)	(246)
Earnings from unconsolidated investments	8	(8)	(d)	—
Other income and deductions, net	67	8	(d)	75
Loss on early extinguishment of debt	(79)	79	(e)	—
Interest expense	(616)	(79)	(e)	(695)
____________

(c)	Represents reclassification of $(57) million from acquisition and integration costs to selling, general and administrative expenses.

(d)	Represents reclassification of $8 million from earnings from unconsolidated investments to other income and deductions, net.

(e)	Represents reclassification of $(79) million from loss on early extinguishment of debt to interest expense.

B.
During the year ended December 31, 2017, $4 million of transactions between Vistra Energy and Dynegy were recorded as operating revenue by Dynegy and as a contra-revenue in operating revenue by Vistra Energy. As the amounts are recorded within operating revenue for both entities, the transaction eliminates upon combination and no further adjustment is required.

C.	Reflects adjustments for differences in accounting policy to:

a.
Reclassify gains and losses for commodity hedges related to fuel, which increases revenue and expense by $2 and $99 million for the three months ended March 31, 2018 and for the year ended December 31, 2017, respectively.

b.
Reclassify transmission and distribution delivery fees to conform with Vistra Energy’s historical presentation, which increases revenue and expense by $18 million and $89 million for the three months ended March 31, 2018 and for the year ended December 31, 2017, respectively.

c.	Reclassify capacity costs to conform to Vistra Energy’s historical presentation, which increases revenue and expense by $31 million for the year ended December 31, 2017.

d.
Adjust commodity derivative transactions to conform to Vistra Energy’s accounting policies, which use a mid-market valuation convention as a practical expedient. This adjustment increases revenue and expense by $17 million and $25 million, respectively, for the three months ended March 31, 2018 and by $9 million and $2 million, respectively, for the year ended December 31, 2017.

In the historical and pro forma Dynegy consolidated statements of income these amounts were presented net in operating revenues, whereas Vistra Energy presents similar amounts as fuel, purchased power costs and delivery fees.

D.
Reflects an adjustment for differences in accounting policy to reclassify commission or broker fees for retail customer acquisitions. In the historical Dynegy consolidated statement of income these amounts were presented net in operating revenues, whereas Vistra Energy presents similar amounts as operating costs. The adjustment increases revenue and operating costs by $7 million and $23 million for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively.

E.
Reflects an adjustment to decrease revenue and expense by $3 million and $2 million, respectively, for the three months ended March 31, 2018 and by $14 million and $8 million, respectively, for the year ended December 31, 2017 related to the amortization of acquired intangible contract assets and liabilities.

F.
Reflects an adjustment to conform accounting policies of Dynegy to Vistra Energy related to recognition method for major maintenance expenses for power generation assets. Adjustment requires an increase to operating costs by $3 million for the three months ended March 31, 2018 and a decrease to operating costs by $11 million for the year ended December 31, 2017.

G.
Reflects an adjustment to increase depreciation expense by $12 million and $69 million for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively, due to the fair value measurement of long-lived assets performed in connection with the Merger. The remaining depreciable lives of the acquired long-lived assets range from 1 to 30 years.

H.
In accordance with the requirements for reporting on combined pro forma financial information, Vistra Energy did not remove certain material, nonrecurring items from Dynegy’s as adjusted pro forma consolidated statements of income. These items include:

a.
Impairment charges of $6 million and $148 million on certain power generation assets and equity method investments for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively;

b.	Gain of $494 million for the year ended December 31, 2017 of reorganization items related to the Genco Chapter 11 bankruptcy and emergence;

c.	Loss on the sale of assets of $122 million for the year ended December 31, 2017 that is primarily due to the sale of the Lee, Dighton, and Milford, MA facilities;

d.
Loss on early extinguishment of debt of $79 million for the year ended December 31, 2017. This amount was reclassified to interest expense to conform to Vistra Energy’s financial statement presentation.

I.
Reflects an adjustment to remove $3 million of costs incurred by Dynegy and $3 million of costs incurred by Vistra Energy related to the Merger for the three months ended March 31, 2018. Also reflects an adjustment to remove $17 million and $9 million of merger-related costs, which were incurred by Dynegy and Vistra Energy, respectively, for the year ended December 31, 2017.

J.
Historical interest expense for Dynegy was reduced by $17 million for the three months ended March 31, 2018 and $78 million for the year ended December 31, 2017 due to the removal of historical interest expense and recalculation of interest expense after the acquired debt was recorded at fair value as a result of allocating the purchase price of the acquisition. For purposes of estimating the pro forma interest expense related to the Tranche C-2 Term Loan Vistra Energy used interest rates of 4.35% and 3.57%, respectively, per annum for its variable interest rates. The Tranche C-2 Term Loan interest rate is based on LIBOR plus a 275 basis point fixed margin. The Revolving Facilities’ rate is based on LIBOR plus a 250 basis point leveraged margin.

K.
Reflects adjustments to the accretion expense related to the Tax Receivable Agreement obligation by including Dynegy’s tax attributes and forecasted taxable income of the combined entity, which results in changes to the forecasted payments under the Tax Receivable Agreement obligation. The adjusted accretion expense was based off of the change in estimate as of March 31, 2018 (see Note Z below). The adjustment resulted in a decrease in expense of $5 million and an increase in gain of $35 million due to the impacts of tax receivable agreement for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively.

L.
Reflects the tax impact of the pro forma adjustments and the elimination of valuation allowances in Dynegy's historical financial statements. In the year ended December 31, 2017, Dynegy recognized an income tax benefit of $879 million resulting in a decrease in the valuation allowance against its deferred tax assets. In the three months ended March 31, 2018, Dynegy recognized an income tax charge of $43 million resulting in an increase in the valuation allowance. As more fully described in Note V below, on a pro forma combined basis the valuation allowance has been substantially eliminated as the pro forma combined valuation allowance only relates to a portion of the state income taxes NOL carryforward. Therefore, income tax expense is reflected on the pro forma pre-tax loss for the three months ended March 31, 2018 and the year ended December 31, 2017 with no significant impact from changes in the valuation allowance. Pro forma adjustments to tax expense result in an effective tax rate that is higher than the U.S. federal statutory tax rate of 21% at March 31, 2018 due primarily to the impact of state income tax expense. Pro forma adjustments to tax expense result in an effective tax rate that is lower than the U.S. federal statutory tax rate of 35% at December 31, 2017 due primarily to the reduction of deferred tax assets related to the tax rate reduction in the Tax Cuts and Jobs Act, offset by nondeductible Tax Receivable Agreement accretion and state income tax expense, reflective of the change in the timing and amount of the Tax Receivable Agreement payments due under the Tax Receivables Agreement after contemplating the effects of the Merger.

M.
Reflects an adjustment for the replacement of the common stock, restricted stock units (“RSUs”), performance-based restricted stock units (“PSUs”), stock options, Warrants and Tangible Equity Units of Dynegy with shares of common stock, RSUs, PSUs, stock options, Warrants and Tangible Equity Units of Vistra Energy to complete the Merger, at the Exchange Ratio of 0.652 shares of Vistra Energy per share of Dynegy.

	Historical Dynegy	Vistra Shares Issued
	(in millions)
Basic shares:
Common shares outstanding	144.8	94.4
Tangible Equity Units	23.1	15.1
Total basic shares outstanding	167.9	109.5
Dilutive shares:
Stock Options	2.3	1.5
Restricted Stock Units (a)	0.6	3.0
Performance Share Units	1.4	0.9
Tangible Equity Units	5.4	3.5
Total dilutive shares	9.7	8.9
Total diluted shares outstanding	177.6	118.4
____________

(a)
Conversion of Dynegy RSUs to Vistra RSUs includes the addition of RSUs which Dynegy had historically recorded as a liability as the intent was to settle the RSUs in cash. Vistra intends to settle all RSUs outstanding in shares and therefore has included the effects of these RSUs in equity as the issuance of the shares will have a dilutive impact on common shares outstanding.

N.
Financial information presented in the “Historical Dynegy, As Adjusted” column in the unaudited pro forma condensed combined consolidated balance sheet represents the historical consolidated balance sheet of Dynegy as of March 31, 2018. Such financial information has been reclassified or classified to conform to the historical presentation in Vistra Energy's consolidated financial statements as set forth below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Dynegy.

As of March 31, 2018
	Before Reclassification	Reclassification Amount		After Reclassification
	(in millions)
Reclassification and classification of the unaudited pro forma condensed combined consolidated balance sheet:
Inventories	$398	$(5)	(a)	$393
Intangible assets — current	31	(31)	(a)	—
Identifiable intangible assets — net	30	36	(a)	66
Accrued liabilities and other current liabilities	60	(60)	(b)	—
Other current liabilities	—	60	(b)	60
Intangible liabilities — current	11	(11)	(c)	—
Intangible liabilities — noncurrent	33	(33)	(c)	—
Other noncurrent liabilities and deferred credits	152	44	(c)	196
Deferred income taxes	6	(6)	(d)	—
Accumulated deferred income taxes	—	(6)	(d)	(6)
____________

(a)	Represents reclassification of $5 million and $31 million from inventories and intangible assets — current, respectively, to identifiable intangible assets — net.

(b)	Represents reclassification of $60 million from accrued liabilities and other current liabilities to other current liabilities.

(c)
Represents reclassification of $11 million and $33 million from intangible liabilities — current and intangible liabilities— noncurrent, respectively, to other noncurrent liabilities and deferred credits.

(d)	Represents reclassification of $6 million from deferred income tax liability to net accumulated deferred income tax assets.

O.	Reflects an adjustment of $62 million to measure inventory at fair value as part of the allocation of the purchase price.

P.
Reflects increases to Dynegy’s consolidated balance sheet presentation of derivative assets and liabilities, current and noncurrent and prepaid expense, respectively, as a result of conforming the consolidated balance sheet presentation for derivative assets and liabilities. The adjustment converts these derivative assets and liabilities from a net presentation currently elected by Dynegy, to a gross basis elected by Vistra Energy, as well as adjusts for differences in accounting policy related to derivatives, for a net balance sheet impact of $33 million for the period ended March 31, 2018.

	Historical Net	Adjustments	Total
	(in millions)
Assets:
Commodity and other derivative contractual assets — current	$45	$133	$178
Other current assets (a)	160	33	193
Commodity and other derivative contractual assets — noncurrent	55	22	77
Total assets	260	188	448
Liabilities:
Commodity and other derivative contractual liabilities — current	371	135	506
Commodity and other derivative contractual liabilities — noncurrent	93	20	113
Total liabilities	$464	$155	$619
Total net assets	$(204)	$33	$(171)
____________

(a)	Of the other current assets, $109 million represents margin deposits related to commodity contracts.

Q.
Reflects an adjustment to align accounting policies between Dynegy and Vistra Energy which results in the reclassification of $17 million of software and other intangibles from Property Plant and Equipment, net to Identifiable Intangible Assets, net for the period ended March 31, 2018.

R.
Reflects an increase of $495 million to record Dynegy’s property, plant and equipment, at their respective estimated fair values. The fair value of Dynegy's property, plant and equipment related to its power generation assets was estimated using a discounted cash flow method which was based on a number of factors including forecasted power prices, fuel prices, capacity revenues, operating parameters, operating and maintenance costs and other variables. The cash flows for each respective generation asset were discounted using rates between 7% and 9%, depending on the related technology and market that each respective asset operates in. Under this method, fair value of Dynegy’s property, plant and equipment is estimated to be approximately $9.2 billion. The estimate is preliminary, subject to change and could vary materially from the actual adjustment.

S.	Estimated equity consideration

On the date of the Merger, each issued and outstanding share of Dynegy common stock, par value $0.01 per share, other than shares held in treasury by Dynegy or held by a subsidiary of Dynegy, was automatically converted into 0.652 shares of common stock, par value $0.01 per share, of Vistra Energy (the “Exchange Ratio”), except that cash was paid in lieu of fractional shares, which resulted in those shareholders who owned shares of Vistra Energy immediately prior to the Merger owning approximately 79% of the combined company, and those shareholders who owned shares of Dynegy immediately prior to the Merger, owning the remaining 21%. Dynegy Warrants, stock options, equity-based awards and Tangible Equity Units outstanding immediately prior to the Effective Time were generally automatically converted upon completion of the Merger into stock options, equity-based awards (RSUs, PSUs) and Tangible Equity Units, respectively, with respect to Vistra Energy's common stock, after giving effect to the Exchange Ratio. The equity consideration, which represents a portion of the consideration transferred to the Dynegy stockholders in the Merger, was calculated based on the number of shares of the combined company that stockholders owning Dynegy stock immediately prior to the Merger owned immediately after the Merger closed.

The fair value of the purchase consideration transferred on the closing date includes the value of the equity consideration (including the value attributable to the consideration transferred of replacement RSUs, PSUs, stock options, Warrants and Tangible Equity Units). The fair value per share of Vistra Energy common stock was $19.87 per share, which was the opening price of Vistra Energy’s common stock on April 9, 2018. The accompanying unaudited pro forma condensed combined consolidated financial statements reflect a purchase price of approximately $2.3 billion.

Calculation of Purchase Price
Dynegy shares outstanding as of April 9, 2018 (in millions)	173
Exchange Ratio	0.652
Vistra Energy shares issued for Dynegy shares outstanding (in millions)	113
Opening price of Vistra Energy common stock on April 9, 2018	$19.87
Purchase price for common stock (in millions)	$2,245
Fair value of outstanding stock compensation awards attributable to pre-combination service (in millions)	$26
Fair value of outstanding Warrants (in millions)	$2
Total purchase price (in millions)	$2,273

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Dynegy, the accounting acquiree, are recorded at fair value on the Merger date and added to those of Vistra Energy, the accounting acquirer. The pro forma adjustments included herein are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger between Vistra Energy and Dynegy. The final purchase price allocation is dependent upon certain valuation and other studies that have not yet been completed. The purchase price allocation may change materially based on the receipt of more detailed information. Accordingly, the pro forma purchase price allocation is preliminary and is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table provides a summary of the preliminary allocation of the estimated purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed of Dynegy, based on Dynegy’s consolidated balance sheet as of March 31, 2018, with all excess value over consideration paid recorded as goodwill.

Preliminary Purchase Price Allocation
(in millions)
Current assets (excluding risk management)	$1,378
Property, plant and equipment	9,215
Goodwill	570
Deferred tax asset	811
Investments	125
Intangible assets	174
Other long-term assets, excluding goodwill	397
Commodity and other derivatives, net	(364)
Current liabilities (excluding long-term debt due currently and risk management)	(575)
Intangible liabilities	(109)
Long-term debt, including amounts due currently	(8,912)
Other long-term liabilities	(447)
Non-controlling interests	10
Total estimated purchase price	$2,273

T.	Reflects adjustments to recognize or adjust intangible assets and liabilities as detailed below:

As of March 31, 2018
	Net Carrying Amount	Pro Forma Adjustment	Adjusted Balance
	(in millions)
Intangible assets:
Electricity contracts	$46	$33	$79
Trade names	—	35	35
Fuel and transportation contracts	15	23	38
Emissions allowance	5	—	5
Computer software and other intangibles	17	—	17
Total intangible assets	$83	$91	$174
Intangible liabilities:
Electricity contracts	$(4)	$—	$(4)
Fuel and transportation contracts	(40)	(65)	(105)
Total intangible liabilities	$(44)	$(65)	$(109)

U.
Reflects a $26 million adjustment to remove historical Dynegy equity-linked awards recorded as a liability. Vistra Energy management has determined that these awards will be settled in shares of the combined Company and are therefore recorded as a component of equity.

V.
Reflects an adjustment for the combined deferred tax assets resulting from the Merger. The estimated increase in deferred tax asset of $817 million stems primarily from the addition of Dynegy’s net operating loss carryforward (which is approximately $4.5 billion gross (federal)) and the related fair value adjustments resulting from the purchase price allocation. The deferred tax asset is preliminary and subject to change based on the final determination of the fair value of assets acquired and liabilities assumed. The Historical Dynegy balance sheet does not reflect this net operating loss carryforward deferred tax asset as a valuation allowance was required; however, based on the expected future taxable income of the combined entity, a valuation allowance is not expected to be required on the federal NOL. Note that a valuation allowance (approximately $38 million) remains on a portion of the state NOL carryforward. The tax rate of 21% was utilized in determining the value of the combined deferred tax asset to give effect to the impact of the Tax Cuts and Jobs Act.

W.
Reflects an adjustment to record Dynegy’s long-term debt at its respective fair value (including current maturities of long-term debt), which is approximated to be $8.9 billion. Estimated fair value was calculated using market quotes available at April 9, 2018 for the Tranche C-2 Term Loan, due 2024, all outstanding Senior Notes and the 7% Amortizing Notes. Remaining debt, Forward Capacity Agreements, Equipment Financing Agreements and Inventory Financing Agreements, were valued at March 31, 2018 utilizing the carrying value as an approximation of fair value.

The carrying amount of Dynegy’s long-term debt (including current maturities of long-term debt) was $8.4 billion as of March 31, 2018, and the resulting fair value measurement increased long-term debt excluding amounts currently due by $515 million and decreased long-term debt currently due by $4 million.

Adjustments to debt were determined as follows:

Facility	Historical Carrying Value as of March 31, 2018	Pro Forma Adjustment	Fair Value as of April 9, 2018
	(in millions)
Senior Notes	$6,081	$433	$6,514
Tranche C-2 Term Loan, due 2024	1,946	85	2,031
7.00% Amortizing Notes, due 2019	45	(7)	38
Forward Capacity Agreements	218	—	218
Equipment Financing Agreements	111	—	111
Total	$8,401	$511	$8,912

X.
Reflects the decrease of $4 million and the increase of $47 million in Dynegy’s short-term and long-term asset retirement obligations, respectively, as a result of the fair value adjustment for those obligations, primarily due to estimating the fair value of Dynegy’s asset retirement obligations using the relevant discount rates as of the pro forma balance sheet date.

Y.
Reflects the addition of $43 million of advisor fees paid upon the closing of the Merger for advisors of Dynegy and Vistra Energy. Also reflects an adjustment of $55 million of severance costs incurred due to the transactions.

Z.
Reflects the decrease of $25 million related to the non-current portion of the Tax Receivable Agreement, resulting from the impacts of the Merger on the forecasted payments under the Tax Receivable Agreement obligation. The adjustments to the Tax Receivable Agreement obligation are caused by the addition of Dynegy’s tax attributes and the forecasted taxable income of the combined entity, which results in changes to the forecasted payments under the tax receivable agreement obligation. The adjusted forecasted payments were used to determine the obligation based on Vistra Energy’s accounting policy related to changes in estimates for the obligation. The estimated obligation is based on certain assumptions which are subject to significant uncertainty, are not yet final and are subject to change.

AA.	Reflects preliminary adjustments to remove Historical Dynegy retained deficit of $2.1 billion and accumulated other comprehensive income of $30 million.

Additional paid-in-capital was reduced by $1.4 billion, which represents the issuance of shares of Vistra Energy common stock to Dynegy shareholders with an estimated value of $2.3 billion, less the elimination of Dynegy historical equity of $3.7 billion.

	Common Stock	Additional Paid-In Capital	Retained Deficit	Accumulated Other Comprehensive Income
	(in millions)
Elimination of pre-Merger Dynegy equity balances	$(1)	$(3,722)	$2,059	$(30)
Impact of shares issued to Dynegy stockholders	1	2,272	—	—
Severance charges (a)	—	—	(55)	—
Advisor fees paid at close (b)	—	—	(43)	—
Acceleration of stock award vesting (c)	—	(25)	25	—
Adjustments to the Vistra Energy Tax Receivable Agreement	—	—	25	—
Total pro forma adjustments	$—	$(1,475)	$2,011	$(30)
____________

(a)
This amount represents severance costs related to Dynegy employees terminated in connection with the Merger. This is reflected as an adjustment to retained earnings and accrued liabilities. No adjustment was made to the unaudited pro forma condensed combined consolidated statement of income as these costs are one-time costs related to the Merger and do not have a continuing impact on the consolidated results.

(b)
This amount represents success fees paid to financial advisors at the Merger close. This is reflected as an adjustment to retained earnings with an offsetting adjustment made to other current liabilities.

(c)
This amount represents costs related to the acceleration of vesting of stock options and restricted stock units for Dynegy employees terminated in connection with the Merger. This is reflected as an adjustment to retained earnings, but not reflected as an adjustment in the unaudited pro forma condensed combined consolidated statement of income as this is a one-time cost related to the Merger and does not have a continuing impact on the consolidated results.